Exhibit 11
                      McKESSON CORPORATION
            COMPUTATION OF EARNINGS PER COMMON SHARE
                           (unaudited)
             (in millions except per share amounts)

                                                    Quarter
                                                 Ended June 30
                                                ----------------
                                                 1995      1994
                                                ------    ------
FULLY DILUTED EARNINGS PER SHARE
  Income after taxes from
    continuing operations                      $  32.8   $  26.4
  Contribution adjustment - Series B ESOP
    convertible preferred stock (1)                 -       (0.9)
                                                ------    ------
                                                  32.8      25.5
  Discontinued operations                           -        9.6
                                                ------    ------
          Total                                $  32.8   $  35.1
                                                ======    ======
  Fully diluted shares
    Common shares outstanding (2)                 46.9      41.5
    Convertible securities - dilutive               -        3.2
                                                ------    ------
          Total                                   46.9      44.7
                                                ======    ======
  Fully diluted earnings per share
    Continuing operations                      $   .70   $   .57
    Discontinued operations                         -        .22
                                                ------    ------
          Total                                $   .70   $   .79
                                                ======    ======
PRIMARY EARNINGS PER SHARE
  Income after taxes from
    continuing operations                      $  32.8   $  26.4
  Dividend requirements
    - preferred stocks (1)                          -       (1.8)
                                                ------    ------
                                                  32.8      24.6
  Discontinued operations                           -        9.6
                                                ------    ------
          Total                                $  32.8   $  34.2
                                                ======    ======
  Primary shares
    Common shares outstanding (2)                 46.8      41.5
                                                ======    ======
  Primary earnings per share
    Continuing operations                      $   .70   $   .60
    Discontinued operations                         -        .23
                                                ------    ------
     Total                                     $   .70   $   .83
                                                ======    ======

(1)  Net of certain tax benefits.
(2) Common shares outstanding have been computed by adding the monthly averages (beginning of the month plus end of the month divided by 2), dividing the aggregate by 3 and adjusting this total for dilutive stock options using the treasury stock method based on the greater of the common share price at the end of the period or the average common share price during the period (fully diluted) and on the average common share price during the period (primary).